Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011

Aaron Rents, Inc. Reports
Fourth Quarter and Fiscal Year Results;
Revenues up 14% for Quarter and
13% for Year

ATLANTA, February 19, 2008 - Aaron Rents, Inc. (NYSE: RNT), the nation’s leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics and home appliances and accessories, today announced revenues and earnings for the fourth quarter and fiscal year ended December 31, 2007.

For the fourth quarter of 2007, revenues increased 14% to $388.6 million compared to $339.9 million for the fourth quarter in 2006. Net earnings were $15.5 million versus $19.0 million last year. Diluted earnings per share were $.28 compared to $.35 per share a year ago.

For the year, revenues increased 13% to $1.495 billion compared to $1.327 billion for the 2006 year. Net earnings were $80.3 million versus $78.6 million a year ago. Diluted earnings per share were $1.46 for 2007 and $1.47 in 2006.

“We are pleased that 2007 revenues and earnings reached new records,” said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents. “As we said in our January 22 release previewing 2007 results, the year was marked by rapid expansion in our store base as we added a net 215 new stores, a 16% increase over the previous year. The expenses of such substantial store growth reduced earnings, and we had to deal with collection issues at our Company-operated stores which resulted in many of the stores not performing at the same high level as our franchised stores.”

“Although new store start-up expenses will continue into 2008, we expect to see improved profit trends later in the year as we grow at a more measured rate, focusing on increasing revenues in existing stores and improving overall profitability,” Mr. Loudermilk, Sr. added.

The Aaron’s Sales & Lease Ownership division increased its revenues in the fourth quarter to $358.6 million, a 16% increase over the $309.8 million in the fourth quarter of 2006. For the year, revenues were $1.366 billion, a 14% increase over the $1.201 billion recorded last year.

Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) in the Aaron’s Sales & Lease Ownership division increased 3.9% during the fourth quarter of 2007 compared to the fourth quarter of 2006. Same store revenues also increased 2.1% for Aaron’s Sales & Lease Ownership stores open over two years at the end of December 2007.

Consolidated rentals and fees increased 14% for the fourth quarter and 13% for the year. In addition, franchise royalties and fees increased 18% in the fourth quarter and 15% for the year. Non-retail sales, which are primarily sales of rental merchandise to Aaron’s Sales & Lease Ownership franchisees, increased 18% for the quarter compared to the fourth quarter last year and 17% for the year. The increases in the Company’s franchise revenues and the shipments of non-retail sales are the result of an increase in revenues of the Company’s franchisees, who collectively had revenues of $143.8 million during the fourth quarter, an 18% increase over the same quarter a year ago, and $558.9 million for the 2007 year, a 15% increase over last year. Same store revenues for franchised stores were up 15% for the quarter compared to the fourth quarter last year. Revenues of franchisees, however, are not revenues of Aaron Rents, Inc.

During the fourth quarter the Aaron’s Sales & Lease Ownership division opened 56 new Company-operated stores and 29 new franchised stores. It also acquired 23 stores and the accounts of nine other stores from two different third party rental operators and one Aaron’s franchisee, which resulted in an additional 14 Company-operated stores and two franchised stores, with the remainder of the accounts of acquired stores being merged into existing Company-operated and franchised stores. During the quarter the Company also sold nine Company-operated stores to two different franchisees, and closed one franchised store. In addition, during the quarter two new Aaron’s Office Furniture stores were opened.

During the fourth quarter and fiscal year the Company awarded, in total, area development agreements to open 30 and 182 additional franchised stores, respectively. At the end of December 2007 there were 284 franchised stores awarded that are planned to be opened over the next several years.

At December 31, 2007 the Aaron’s Sales and Lease Ownership division accounted for 987 Company-operated stores, 480 franchised stores, 27 Company-operated RIMCO stores, and four franchised RIMCO stores. The Company also had 62 corporate furnishings stores. The total number of stores open at the end of 2007 was 1,560.

The Company generated $111 million in cash flow from operations in 2007 and expects to continue to generate positive cash flows from operations in 2008. The Company may use some of this cash flow to continue repurchasing its shares as deemed warranted. There are currently 4,307,958 shares remaining under the Company’s recent Board repurchase authorization.

In 2008 the Company expects to achieve the following:

-	First quarter revenues (excluding revenues of franchisees) in excess of $425 million.

-	First quarter diluted earnings per share in the range of $.38 to $.43 per share.

-	Fiscal year revenues (excluding revenues of franchisees) of approximately $1.7 billion.

-	Fiscal year diluted earnings per share in the range of $1.40 to $1.55.

-	Opening between 55 and 75 new Company-operated stores and 70 and 90 new franchised stores.

-	The Company-operated store openings will be offset somewhat by the merging or selling of stores not meeting profit goals.

-	The Company also plans to continue to acquire franchised stores or sell Company-operated stores to franchisees as opportunities present themselves.

The Company expects to increase store count, a combination of Company-operated and franchised stores, between 10% and 13% on average over the next several years. The net store growth in 2008 is expected to be somewhat less than 10%, as the Company plans to consolidate or sell some stores during the year that do not meet revenue or profit criteria.

Aaron Rents will hold a conference call to discuss its quarterly financial results on Wednesday, February 20, 2008, at 10:30 am Eastern Time. The public is invited to listen to the conference call via webcast accessible through the Company’s website, www.aaronrents.com, in the “Investor Relations” section. The webcast will be archived for playback at that same site.

Aaron Rents, Inc., based in Atlanta, currently has over 1,565 Company-operated and franchised stores in 48 states and Canada for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 12 facilities in five states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Statements in this release that are “forward-looking” include without limitation Aaron Rents’ projected revenues, earnings, and store openings for future periods.

Aaron Rents, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenues:
Rentals and Fees	$284,984	$249,102	$1,126,812	$992,791
Retail Sales	13,570	12,887	54,518	62,319
Non-Retail Sales	76,537	64,676	261,584	224,489
Franchise Royalties and Fees	10,406	8,856	38,803	33,626
Other	3,114	4,348	13,194	13,367
Total	388,611	339,869	1,494,911	1,326,592

Costs and Expenses:
Retail Cost of Sales	8,919	8,436	36,099	41,262
Non-Retail Cost of Sales	70,400	58,909	239,755	207,217
Operating Expenses	179,893	149,190	674,412	579,565
Depreciation of Rental
Merchandise	101,908	90,701	407,321	364,109
Interest	2,514	1,869	8,479	9,729
Total	363,634	309,105	1,366,066	1,201,882

Earnings Before Taxes	24,977	30,764	128,845	124,710

Income Taxes	9,485	11,723	48,570	46,075

Net Earnings	$15,492	$19,041	$80,275	$78,635

Earnings Per Share	$.29	$.35	$1.48	$1.50

Earnings Per Share
Assuming Dilution	$.28	$.35	$1.46	$1.47

Weighted Average
Shares Outstanding	54,084	54,062	54,163	52,545

Weighted Average
Shares Outstanding
Assuming Dilution	54,791	54,866	55,082	53,377

Selected Balance Sheet Data
(In Thousands)

	December 31,	December 31,
	2007	2006
	(Unaudited)
Cash	$5,249	$8,807
Accounts Receivable	52,025	43,495
Rental Merchandise, Net	623,452	612,149
Property, Plant and
Equipment, Net	247,038	170,294
Other Assets, Net	185,412	144,861
Total Assets	1,113,176	979,606

Bank Debt	82,884	15,612
Senior Notes	80,000	90,000
Total Liabilities	439,796	372,591
Shareholders’ Equity	$673,380	$607,015